Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

May 6, 2016

Magnum Hunter Resources Corporation
909 Lake Carolyn Parkway, Suite 600
Irving, Texas 75039

Dear Sirs/Madams:

As independent petroleum consultants, we hereby consent to the inclusion of our report, in the form and context in which it appears, in this Annual Report on Form 10-K and to all references to our firm included in the Annual Report.

Very truly yours,

W. Todd Broker, P.E.
Senior Vice President
Cawley Gillespie & Associates, Inc.
Texas Registered Engineering Firm (F-693)